Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), is entered into by and between Kuva Labs Inc., a Delaware corporation (“Parent”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent (as defined herein).

RECITALS

WHEREAS, Parent, Kuva Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”) and Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of March 6, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (each, a “Share” and, collectively, “Shares”) and (b) following the acceptance of the Shares pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Offer and the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of Shares (other than any Shares described in Section 3.1(b), Section 3.1(c) and Section 3.1(d) of the Merger Agreement and Dissenting Shares), (b) holders of Company Restricted Stock, (c) holders of Company RSUs (d) holders of In-The-Money Company Stock Options, in each case, as of immediately prior to the Effective Time (any such holders described in the immediately foregoing clauses (a) through (d), the “Initial Holders”) and (e) holders of Company Warrants that are issued, unexpired and unexercised immediately prior to the Effective Time (“Surviving Warrant”) when such Surviving Warrant is exercised following the Effective Time in accordance with its terms, will become entitled to receive (i) one contingent cash payment, being contingent upon, and subject to, the achievement of the First Milestone (as defined below) prior to the Termination (as defined below), and (ii) one contingent cash payment, being contingent upon, and subject to, the achievement of the Second Milestone (as defined below) prior to the Termination (as defined below), in each case subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1.      Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register;

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any direct or indirect Subsidiary of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction; provided, that, no assignment to an Affiliate of Parent pursuant to Section 6.3 shall be deemed a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means that level of efforts, expertise and resources consistent with the efforts, expertise and resources typically used by Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) to carry out a particular task or obligation, consistent with the general practice followed by Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account all relevant factors, including issues of safety and efficacy; product profile; the expected probability of technical success of the applicable compound, product or therapy; the progress and outcome of any development efforts with respect to the applicable compound, product or therapy; the competitiveness of other compounds, products or therapies in development and in the marketplace; supply chain management considerations; the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity); the regulatory structure involved; the expected cost and profitability of the applicable compound, product or therapy; and other relevant commercial, technical, legal, scientific or medical factors; provided, however, that Commercially Reasonable Efforts shall in any event require no less than the level of efforts and resources that would be used by a reasonable biotechnology company of size, resources and capabilities comparable to Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation). Parent and Company agree that the level of efforts that constitute Commercially Reasonable Efforts may change over time, reflecting changes in the status of a product, compound or therapy and the indications involved.

“Company” has the meaning set forth in the Recitals hereto.

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“CVR Compound” means the product candidate referred to as of the date hereof as certepetide (formerly LSTA1 or CEND-1).

“CVR Product” means any pharmaceutical product that contains or incorporates the CVR Compound, alone or in combination with one (1) or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” mean the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive a contingent cash payment on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“Depositary” means Equiniti Trust Company, LLC, or any successor thereto appointed pursuant to the Paying Agent Agreement, dated April 1, 2026, by and among Parent and Equiniti Trust Company, LLC, as may be amended from time to time.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of Company RSUs, Company Restricted Stock (excluding a CVR received in respect of a share of Company Restricted Stock to which an election under Section 83(b) of the Code has been timely made and provided to Parent), or In-The-Money Company Stock Options.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First Milestone” means, with respect to a Phase 2a, double-blind, placebo-controlled, randomized, proof-of-concept study evaluating LSTA1 when added to standard of care (temozolomide) versus temozolomide and matching LSTA1 placebo in subjects with newly diagnosed Glioblastoma Multiforme (GBM) (Protocol Number: LSTA1-GBM-2A), (i) completion of enrollment of such trial, (ii) the enrollment of at least 90% of the target number of subjects of such trial or (iii) the termination of such trial by its sponsor for any reason. The term “enrollment” means the process of registering qualified participants into such trial after confirming eligibility and obtaining informed consent, marking the point at which the participant becomes a subject of such trial

“First Milestone Payment” means, if the First Milestone is achieved before the Termination, an amount equal to $1.25, in cash, without interest. For the avoidance of doubt, the First Milestone Payment shall only be due once, if at all, subject to the achievement of the First Milestone prior to the Termination.

“First Milestone Payment Amount” means, for a given Holder, the product of (a) the First Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Funds” has the meaning set forth in Section 2.6.

“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality in any country or jurisdiction.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Initial Holders” has the meaning set forth in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Milestones” means, the First Milestone and Second Milestone.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means, the First Milestone Payment Amount and Second Milestone Payment Amount.

“Milestone Payments” means, the First Milestone Payment and Second Milestone Payment.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“NDA” means any (a) New Drug Application submitted to the FDA in the U.S. in accordance with the FDCA requesting approval to market or commercialize a CVR Product for any indication or patient population, or (b) analogous application or submission to any other applicable Governmental Authority requesting approval to market or commercialize a CVR Product for any indication or patient population.

“Offer” has the meaning set forth in the Recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means a transfer of CVRs: (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

“Purchaser” has the meaning set forth in the recitals hereto.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Account” has the meaning set forth in Section 2.4(a).

“Second Milestone” means, with respect to any CVR Product, the filing or formal acceptance for review by any Governmental Authority of any NDA for such CVR Product.

“Second Milestone Payment” means, if the Milestone is achieved before the Termination, an amount equal to $1.75, in cash, without interest. For the avoidance of doubt, the Second Milestone Payment shall only be due once, if at all, subject to the achievement of the Second Milestone prior to the Termination.

“Second Milestone Payment Amount” means, for a given Holder, the product of (a) the Second Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Termination” has the meaning set forth in Section 6.8.

Section 1.2.         Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1.          CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement and to each holder of a Surviving Warrant when such Surviving Warrant is exercised in accordance with its terms) to receive the Milestone Payments pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2.         Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3.         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will not be evidenced by a certificate or other instrument.

(b)         The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Shares that hold such Shares in book-entry form through DTC immediately prior to the Effective Time, one (1) book-entry position for Cede & Co. (as nominee of DTC) for the applicable number of CVRs to which such holders are entitled with respect to all such Shares that were tendered in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, (y) with respect to (A) holders of Shares that hold such Shares in certificated form immediately prior to the Effective Time that were tendered in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of Shares that hold such Shares in book-entry form through the Company’s transfer agent immediately prior to Effective Time, (C) holders of Company Restricted Stock, (D) holders of Company RSUs, and (E) holders of In-The-Money Company Stock Options, in each case of clauses (A) through (E), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement and (z) with respect to holders of Surviving Warrants that exercise such Surviving Warrants, the applicable number of CVRs to which each such holder is entitled pursuant to the terms of Surviving Warrant in a denomination equal to the number of shares of Company Common Stock (subject to adjustment to appropriately reflect any reclassification, subdivision, stock split, combination, reverse stock split, stock dividend and the like) for which such Surviving Warrant has been exercised (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). Upon the exercise of any Surviving Warrant in accordance with its terms, the CVRs issued shall be initially registered in the name and address of the holder of such Surviving Warrant as set forth in the records of the Company at the Effective Time. Parent shall promptly notify the Rights Agent of the exercise of any such Surviving Warrant and provide all information and documents reasonably requested by the Rights Agent regarding the same. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted CVR Transfers), upon the written receipt of such information by the Rights Agent.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)         A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4.          Payment Procedures; Notices.

(a)          If a Milestone is achieved prior to the Termination, then, in the case of the First Milestone on or prior to the later of December 15, 2026 and the date that is forty-five (45) days following the achievement of the First Milestone, and in the case of the Second Milestone on or prior to the date that is forty-five (45) days following the achievement of the Second Milestone, (in each case, such date, the “Milestone Payment Date”), (A) Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive a Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent, which shall set forth such Milestone Payment as of the date of the Milestone Notice, and (B) Parent shall deliver to the Rights Agent (or to the Surviving Corporation or another of its Affiliates in the case of payments with respect to Equity Award CVRs, if such payments will not be made by Parent) the payment required by Section 4.2, if being delivered to the Rights Agent to the account set forth on Annex I hereto, which account information may be updated from time to time by the Rights Agent by prior written notice to Parent (the “Rights Agent Account”). For the avoidance of doubt, (i) each Milestone Payment will only be due once, if at all, subject to the conditions set forth herein, (ii) the First Milestone Payment will become due and payable on the later of December 15, 2026 and the date that is forty-five (45) days following the achievement of the First Milestone, (iii) the Second Milestone Payment will become due and payable on the date that is forty-five (45) days following the achievement of the Second Milestone, and (v) no amounts will be due for subsequent or repeated achievements of a Milestone. For the avoidance of doubt, Parent shall have no further liability in respect of each Milestone Payment upon delivery of such Milestone Payment in accordance with this Section 2.4(a) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(a). In the event that Parent fails to pay the First Milestone Payment in full on or prior to the applicable Milestone Payment Date, all unpaid amounts shall accrue interest commencing on the applicable Milestone Payment Date, at a rate equal to the least of (x) ten percent (10%) per annum, (y) the Secured Overnight Financing Rate (“SOFR”) as published by the Federal Reserve Bank of New York (or any successor administrator thereof) as of the applicable Milestone Payment Date, plus five percent (5%) per annum, and (z) the maximum rate permitted under applicable Law, in each case calculated on the basis of a 365-day year and the actual number of days elapsed, until all such amounts are paid in full.

(b)         The Rights Agent will promptly, and in any event within ten (10) days after receipt of a Milestone Notice and the payment required by Section 4.2, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of a Milestone Notice and pay a Milestone Payment Amount to each Holder (other than a holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of a Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice in accordance with the Rights Agent’s requirements, by wire transfer of immediately available funds to the account specified on such instruction. Parent will cause the Rights Agent to pay a Milestone Payment Amount to such Holder or Holders of an Equity Award CVR within ten (10) days of the delivery of the Milestone Notice to the Rights Agent, subject to Section 2.4(c); provided, that if the Rights Agent is unable to make such payments, then Parent may cause the Surviving Corporation or another of its Affiliates to pay a Milestone Payment Amount to Holders of an Equity Award CVR through its or their payroll systems or its or their designated payroll service provider; provided, further, that Parent shall not be relieved of its obligation to pay or cause to be paid to the Holders of Equity Award CVRs all payments to the Holders of Equity Award CVRs required under this Section 2.4(b) on or prior to the date on which such amounts are otherwise due and payable based on the availability or capabilities of the Rights Agent or any payroll system or service provider.

(c)          Parent and its Affiliates (including the Surviving Corporation) and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. With respect to Initial Holders who received Equity Award CVRs, to the extent the Rights Agent is unable to make such withholding, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any designated payroll service provider. Prior to paying any Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide a copy of a duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or any other forms or information that the Rights Agent may reasonably request in order to avoid or reduce any applicable withholding amount. The Rights Agent or Parent, as applicable, shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. Notwithstanding anything to the contrary in this Agreement, no Milestone Payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be allocated or paid in respect of any Equity Award CVR except to the extent permissible under Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), including that no such Milestone Payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be allocated or paid in respect of any Equity Award CVR following the fifth (5th) anniversary of the Closing Date. Each Milestone Payment in respect of an Equity Award CVR is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2) and shall be paid on the same schedule and under the same terms and conditions as apply to Milestone Payments to Initial Holders generally in the Merger. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(d)         Any portion of a Milestone Payment Amount that remains undistributed twelve (12) months after the date of the delivery of a Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)         None of Parent, any of its Affiliates (including the Surviving Corporation) or the Rights Agent will be liable to any person in respect of each Milestone Payment Amount or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite commercially reasonable efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the two (2) year anniversary of such Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), the Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)          The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. Parent shall provide the Rights Agent with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto, and the Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any other information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).

Section 2.5.          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)         The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries (including the Surviving Corporation).

(c)          None of Parent or its directors and officers or other Affiliates will be deemed to have any fiduciary duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6.        Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for in this Agreement or the Merger Agreement.

Section 2.7.        Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to a Milestone Payment for purposes of this Agreement.

Section 2.8.       Tax Treatment. The parties hereto agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal, and applicable state and local income Tax purposes as (a) except to the extent treated as imputed interest, additional consideration for, or in respect of, Shares pursuant to the Merger Agreement, and (b) a “closed transaction” in which the fair market value of the CVRs, as determined by Parent in its sole discretion, is included in income in the taxable year of the Closing, and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. Parent, the Surviving Corporation and Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, to the extent required by applicable Law and in accordance with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto.

ARTICLE III
THE RIGHTS AGENT

Section 3.1.        No Liability. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith, gross negligence or fraud (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 3.2.       Certain Duties and Responsibilities. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or any of its Affiliates; provided that this Section 3.2 shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4.

Section 3.3.         Certain Rights of the Rights Agent.

 The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)        the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)        whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful or intentional misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable decision), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)         the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)         the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)         the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)         the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)        Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance of its duties under this Agreement, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful or intentional misconduct, bad faith, gross negligence or fraud (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(i)         Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that, if the Rights Agent determines in good faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (ii), then the Rights Agent shall promptly repay such refund to Parent; and

(j)          no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.4.         Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect and such removal will become effective on the date so specified. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)         If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.4(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)         Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.4(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.4.

(d)       The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.5.         Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.4(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent and all references to the “Rights Agent” herein shall be deemed to refer to such successor Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1.       List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other Shares, Company RSUs or In-The-Money Company Stock Options) the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2.         Payment of Milestone Payment Amount. If a Milestone has been achieved prior to the Termination, Parent shall, or shall cause the Surviving Corporation to, in accordance with and subject to the achievement of the Milestone prior to the Termination, on or prior to such Milestone Payment Date, (i) deposit in the Rights Agent Account, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay such Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with the Rights Agent or Parent, Surviving Corporation, or their Affiliates, as applicable, for payment, in accordance with Section 2.4, to the Holders of Equity Award CVRs, the aggregate amount necessary to pay such Milestone Payment Amount to each such Holder of an Equity Award CVR. For the avoidance of doubt, a Milestone Payment shall only be paid one time, if at all, subject to the achievement of such Milestone prior to the Termination, and the maximum aggregate potential amount payable under this Agreement per CVR shall be $3.00, plus any and all interest accrued pursuant to the last sentence of Section 2.4(a).

Section 4.3.          Additional Covenants.

(a)        From the Closing Date until the Termination, Parent shall, and shall cause its Subsidiaries (including, after the Effective Time, the Surviving Corporation), to use Commercially Reasonable Efforts to achieve each Milestone; provided, that use of Commercially Reasonable Efforts does not guarantee that Parent will achieve any Milestone by a specific date or at all. Parent shall not, and shall cause its Subsidiaries (including after the Effective Time, the Surviving Corporation) to not, take any action or choose not to take any action, in each case, in bad faith for the principal purpose of avoiding the achievement of a Milestone or the payment of any Milestone Payment.

(b)         Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any Holder or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing except as expressly stated herein. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that any Milestone will be achieved at all or by a specific date or is achievable and (y) no assessments or predictions regarding the likelihood of any Milestone being achieved, (ii) there is no assurance that the Holders will receive any payment as described under Section 4.2 unless such Milestone is achieved, (iii) Parent has not, prior to or after the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 4.2, (iv) subject to the obligations in Section 4.3(a), none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in Section 4.2 including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) except for Parent’s obligations set forth in Section 4.3(a), Parent shall have the right to own, operate, use, license, develop and otherwise commercialize the assets of the Surviving Corporation’s business in any way that Parent deems appropriate in its sole business judgment and (vi) except for Parent’s obligations set forth in Section 4.3(a), Parent does not have any obligation, express or implied, to own, operate, use, license, develop or otherwise commercialize the assets of the Surviving Corporation’s business in order to maximize or expedite the payments described in Section 4.2, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise. Except for Parent’s obligations set forth in Section 4.3(a), the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (x) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (y) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Parent. The parties intend the express provisions of Section 4.2 and Section 4.3 to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body or otherwise.

(c)          In the event that a Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the Termination, Parent will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.13). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(c) and that all conditions precedent herein relating to such transaction have been complied with.

ARTICLE V
AMENDMENTS

Section 5.1.          Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, Parent and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, without the consent of any Holders or the Rights Agent, for any of the following purposes:

(i)         to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)        to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not change a Milestone or a Milestone Payment;

(v)         to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.4 and Section 3.5;

(vi)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders; or

(b)         without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, in the event any Holder agrees to abandon or renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.4, to reduce the number of CVRs by the number of CVRs so abandoned or renounced by such Holder.

(c)        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2.          Amendments with Consent of Holders.

(a)         Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3.        Rights Agent Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of outside counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that materially and adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4.      Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. No supplement or amendment to this Agreement shall be effective unless duly executed by Parent and the Rights Agent and otherwise entered into in accordance with the terms of this Agreement.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1.        Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 6.1 and which notice will not be effective unless either (A) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (B) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

If to the Rights Agent, to it at:

Equiniti Trust Company, LLC
28 Liberty Street, Floor 53
New York, NY 10005
Email:          ReorgRM@equiniti.com
Attention:     Reorg Department

If to Parent, to it at:

Kuva Labs Inc.
1980 Post Oak Blvd, Suite 100
Houston, TX 77056
Email:
Attention:     Mark Land, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Email: EOConnor@goodwinlaw.com
Attention: Edwin O’Connor

Section 6.2.        Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3.         Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party and any purported assignment without such consent shall be void; provided that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) to any of its Affiliates, but only for so long as it remains an Affiliate of Parent; (b) to any purchaser, transferee, licensee, or sublicensee of substantially all of the Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Products; (c) in compliance with Section 4.3(c); or (d) otherwise with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clauses (a) through (d), an “Assignee”), in each case, provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, Parent (and any subsequent assignor) shall, and shall agree to, remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(c), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

Section 6.4.         Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. The Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment, and the amount of such payment, has been finally determined to be due and payable in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). The Holders shall not be entitled to specific enforcement of Section 4.3. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted by such Holders from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)         Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(c)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c).

(d)       In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to a Milestone or payment thereof, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.

Section 6.6.         Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the terms hereof, and the transactions contemplated hereby, are fulfilled to the fullest extent possible.

Section 6.7.        Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 6.8.         Termination. This Agreement will automatically terminate and be of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agent’s services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) (i) the mailing by the Rights Agent to the address, or (ii) the payment by the Rights Agent by wire transfer of immediately available funds to the account, of each Holder as reflected in the CVR Register, of the First Milestone Payment Amount (if any) required to be paid under the terms of this Agreement and the Second Milestone Payment Amount (if any) required to be paid under the terms of this Agreement, (b) the delivery of a joint written notice of termination duly executed by Parent and the Acting Holders or (c) the seventh (7th) anniversary of the Closing Date. For the avoidance of doubt, the right of any Holder to receive a Milestone Payment with respect to a Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if such Milestone is not achieved before the Termination. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination or Section 2.4(d), 3.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.13 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9.        Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, then solely with respect to the Rights Agent, this Agreement will govern and be controlling.

Section 6.10.      Further Assurances. Subject to the provisions of this Agreement, Parent and the Rights Agent will, from time to time, do all commercially reasonable acts and things and execute and deliver all such further documents and instruments, as Parent and the Rights Agent may reasonably require for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.11.      Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.12.       Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.13.     Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or as is otherwise required by Law.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

KUVA LABS INC.

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]